UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Registration Statement
on Form S-8
Under the Securities Act of 1933

ROMANTIQUE LTD.
(Exact name of Registrant as specified in its charter)

New York	46-0956015
(State of Incorporation)	(IRS Employer Identification Number)

64 West 48th Street, Suite #1107, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Advisory and Consulting Agreement
(Full title of the plan)

Schonfeld & Weinstein, L.L.P., 80 Wall Street, Suite 815, New York, NY 10005
(Name, address and telephone number of agent for service)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 8
Exhibit Index begins on sequentially numbered page: [   ]

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.001	25,000	$2.00	$50,000.00	$6.44

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1. PLAN INFORMATION

The Registrant, Romantique Ltd., a New York corporation ("Romantique” or the "Registrant"), has agreed to issue 25,000 shares of common stock as compensation for services provided by Yulian Mateo pursuant to an advisory and consulting agreement. This compensation is for bona fide consulting services provided by Mr. Mateo to Romantique as follows: advice with regard to the Registrants finances; assistance in evaluating new business opportunities; consulting in the identification of potential areas of growth.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

N/A

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

By this reference, the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

- Registrant's Quarterly Reports on Form 10-Q for the quarters ended August 31, 2013, November 30, 2013 and February 28, 2014;
- The description of the Registrant's common stock is set forth in the Registrant's registration statement on Form S-1 declared official by the SEC on October 4, 2013;
- The latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

N/A

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

N/A

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Romantique’s Certificate of Incorporation provides that, with certain exceptions, no director of Romantique will be liable to Romantique for monetary damages as a result of certain breaches of fiduciary duties as a director. Exceptions to this include a breach of director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit.

Section 722 of the New York Business  Corporation Law provides in pertinent part as follows:

(a) A corporation  may indemnify any person made, or threatened to be made, a party to an action or proceeding ( other than one by or  in  the right  of  the  corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of  any  other corporation   of   any  type  or  kind,  domestic  or  foreign,  or  any partnership, joint  venture,  trust,  employee  benefit  plan  or  other enterprise,  which  any director or officer of the corporation served in any capacity at the request of the corporation, by reason  of  the  fact that  he,  his  testator  or intestate, was a director or officer of the corporation,  or  served  such  other  corporation,  partnership,  joint venture,  trust,  employee  benefit  plan  or  other  enterprise  in any capacity, against judgments,  fines,  amounts  paid  in  settlement  and reasonable  expenses, including attorneys' fees actually and necessarily incurred as a result  of  such  action  or  proceeding,  or  any  appeal therein, if such director or officer acted, in good faith, for a purpose which  he  reasonably  believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests  of the  corporation  and,  in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of  nolo  contendere, or  its  equivalent,  shall  not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the  case  of  service  for  any other  corporation  or  any  partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests  of the  corporation  or  that  he  had reasonable cause to believe that his conduct was unlawful.

(c) A corporation may indemnify any person made, or threatened  to  be made,  a  party  to  an  action by or in the right of the corporation to procure a judgment in its favor by reason  of  the  fact  that  he,  his testator  or  intestate,  is  or  was  a  director  or  officer  of  the corporation, or is or was serving at the request of the corporation as a director or officer of any  other  corporation  of  any  type  or  kind, domestic  or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense  or  settlement  of  such action,  or  in  connection  with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other  corporation  or  any partnership,  joint  venture,  trust,  employee  benefit  plan  or other enterprise, not opposed to,  the  best  interests  of  the  corporation, except  that  no  indemnification  under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to  which such  person  shall  have been adjudged to be liable to the corporation, unless and only to the extent that the court in  which  the  action  was brought,   or,  if  no  action  was  brought,  any  court  of  competent jurisdiction, determines upon application  that,  in  view  of  all  the circumstances  of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and  expenses  as the court deems proper.

(d) For  the purpose of this section, a corporation shall be deemed to have requested a person to serve an  employee  benefit  plan  where  the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants  or  beneficiaries  of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant  to  applicable law  shall  be considered fines; and action taken or omitted by a person with respect to an employee benefit plan  in  the  performance  of  such person's  duties  for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan  shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Romantique pursuant to the foregoing provisions or otherwise, Romantique has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

N/A

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibits
5.1	Opinion of Schonfeld & Weinstein, L.L.P., regarding legality of the securities, filed herewith.
23.1	Consent of Schonfeld & Weinstein, L.L.P., contained in Exhibit 5.1 filed herewith.
23.2	Consent of Wolinetz, Lafazan & Company, CPA’s PC, filed herewith.

ITEM 9. UNDERTAKINGS

(a) Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-described provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 1st day of May 2014.

ROMANTIQUE Ltd.

By:	/s/ Michael Wirth
Michael Wirth, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael Wirth
Michael Wirth, Chief Executive Officer
Dated:	May 1, 2014

/s/ Isaac Gurary
Isaac Gurary, President, Chief Financial Officer, Director
Dated:	May 1, 2014

/s/ Shalom Schwartz
Shalom Schwartz, Director
Dated:	May 1, 2014

/s/ Chaim Zfatman
Chaim Zfatman, Director
Dated:	May 1, 2014